October 26, 2023 For Immediate Release

Press Release

Heartland Express, Inc. Reports Operating Results for the Third Quarter of 2023

NORTH LIBERTY, IOWA - October 26, 2023 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the three and nine months ended September 30, 2023.

Three months ended September 30, 2023:
•Operating Revenue of $295.0 million, an increase of 7.7% over 2022,
•Net Loss of $10.7 million,
•Basic Loss per Share of $0.14,
•Operating Loss of $7.4 million,
•Operating Ratio of 102.5% and 102.4% Non-GAAP Adjusted Operating Ratio(1),
•Total Assets of $1.6 billion,
•Stockholders' Equity of $861.1 million.

Nine months ended September 30, 2023:
•Operating Revenue of $932.1 million, an increase of 52.0% over 2022,
•Net Income of $9.7 million,
•Basic Earnings per Share of $0.12,
•Operating Income of $31.7 million,
•Operating Ratio of 96.6% and 95.5% Non-GAAP Adjusted Operating Ratio(1)

Heartland Express Chief Executive Officer Mike Gerdin commented on the quarterly operating results and ongoing initiatives of the Company, "Our consolidated operating results for the three and nine months ended September 30, 2023 reflect the combination of a weak freight environment along with strategic operational changes implemented. These strategic changes targeted unprofitable customers and lanes of freight that were not acceptable for the long term profitability of our organization. These decisions, while difficult, were made to set a course for the future to ensure that we are prepared to capitalize on stronger freight demand with more efficient operations in the future. Our organization remains committed to providing the best service for our customers, as evidenced by our customer and operational awards received during the third quarter. Further, we are committed to taking care of our professional drivers and team of supporting staff during these challenging times. However, we cannot continue to provide our premium level of service at unprofitable or unsustainable rates."

Mr. Gerdin continued, "The first anniversaries of our acquisition of Smith Transport, occurred on May 31, 2023, and Contract Freighters, Inc ("CFI") occurred on August 31, 2023. These are significant milestones for our organization, and we believe our expanded scale and flexibility will make us stronger in the long-run and better able to capitalize on improved freight demand in the future. However, the operating challenges following these acquisitions combined with the significant headwinds of the current freight environment and rising fuel costs have hindered our financial performance during the third quarter of 2023. We are confident in the strategic changes that we have executed during the third quarter of 2023. However, while we expect these changes to improve future performance, our current financial results do not reflect these efforts. Heartland Express and Millis Transfer combined had an operating ratio of 89.9% for the first nine months of 2023. In contrast, Smith Transport and CFI combined for an operating ratio of 101.6% for the first nine months of 2023. We will continue on our path for future operational improvements and cost reduction measures at all four operating brands and remain confident that we can improve our consolidated operating results over time to align with our historical operational expectations."

Financial Results

Heartland Express ended the third quarter of 2023 with operating revenues of $295.0 million, compared to $274.0 million in the third quarter of 2022, an increase of $21.0 million (7.7%). Operating revenues for the quarter included fuel surcharge revenues of $42.9 million, compared to $47.5 million in the same period of 2022. Operating loss for the three-month period ended September 30, 2023 was $7.4 million, a decrease of $42.2 million as compared to the same period of the prior year. Net loss was $10.7 million, as compared to a net income of $24.4 million in the third quarter of 2022. Basic loss per share was $0.14 during the quarter, as compared to basic earnings per share of $0.31 in the same period of 2022. The Company posted an operating ratio of 102.5%, non-GAAP adjusted operating ratio(1) of 102.4%, and net loss as a percentage of operating revenues of 3.6% in the third quarter of 2023 compared to 87.3%, 83.7%, and 8.9% (net income as a percentage of operating revenues), respectively, in the third quarter of 2022.

For the nine months ended September 30, 2023, Heartland Express delivered operating revenues of $932.1 million, compared to $613.1 million in the same period of 2022, an increase of $319.0 million (52.0%). Operating revenues for the period included fuel surcharge revenues of $134.1 million, compared to $107.8 million in the same period of 2022. Operating income for the nine-month period ended September 30, 2023 was $31.7 million, a decrease of $130.5 million, as compared to the same period of the prior year. Prior year operating income was impacted by a $73.2 million gain on sale of a terminal location. Net income was $9.7 million, compared to $118.1 million in the same period of the prior year. Basic earnings per share were $0.12 during the nine-month period as compared to $1.50 during the same period of 2022. The Company posted an operating ratio of 96.6%, non-GAAP adjusted operating ratio(1) of 95.5%, and a 1.0% net margin (net income as a percentage of operating revenues) for the nine months ended September 30, 2023 compared to 73.5%, 81.5%, and 19.3%, respectively, in the same period of the prior year.

Balance Sheet, Liquidity, and Capital Expenditures

As of September 30, 2023, the Company had $20.1 million in cash balances, a decrease of $29.4 million since December 31, 2022. Debt and financing lease obligations of $343.9 million remain at September 30, 2023, down from the initial $447.3 million borrowings less associated fees for the CFI acquisition in August 2022 and $46.8 million debt and finance lease obligations assumed from the Smith acquisition in May 2022. There were no borrowings under the Company's unsecured line of credit at September 30, 2023. The Company had $88.0 million in available borrowing capacity on the line of credit as of September 30, 2023 after consideration of $12.0 million of outstanding letters of credit. The Company continues to be in compliance with associated financial covenants. The Company ended the quarter with total assets of $1.6 billion and stockholders' equity of $861.1 million.

Net cash flows from operations for the first nine months of 2023 were $124.5 million, 13.4% of operating revenue. The primary uses of cash were $69.9 million used for repayments of debt and financing leases and $82.2 million, net of proceeds, used for property and equipment transactions. Since the acquisitions completed in 2022, the Company has repaid $135.0 million of variable rate term debt (CFI acquisition) and $16.4 million of fixed rate equipment financing liabilities (Smith Transport acquisition).

The average age of the Company's consolidated tractor fleet was 1.9 years as of September 30, 2023 compared to 2.1 years on September 30, 2022. The average age of the Company's consolidated trailer fleet was 6.2 years as of September 30, 2023 and September 30, 2022. We currently expect net capital expenditures of approximately $60 to $65 million for tractors and trailers and expect to recognize approximately $16 million of gains on disposition of equipment during the calendar year of 2023.
The Company continues its commitment to stockholders through the payment of cash dividends. A regular dividend of $0.02 per share was declared during the third quarter of 2023 and paid on October 5, 2023. The Company has now paid cumulative cash dividends of $547.3 million, including four special dividends, ($2.00 in 2007, $1.00 in 2010, $1.00 in 2012, and $0.50 in 2021) over the past eighty-one consecutive quarters since 2003. Our outstanding shares at September 30, 2023 were 79.0 million. A total of 3.3 million shares of common stock have been repurchased for $57.7 million over the past five years. However, no shares of common stock were repurchased in the first nine months of 2023 or throughout 2022. The Company has the ability to repurchase an additional 6.6 million shares under the current authorization which would result in 72.4 million outstanding shares if fully executed.

Other Information

During the third quarter of 2023, our family of operating brands continued to deliver award-winning service, safety, and operational effectiveness to our customers, as evidenced by the following awards for our company and our employees:

•FedEx Express National Carrier of the Year (12 years in a row)
•FedEx Express Platinum Award (99.98% On-Time Delivery)
•Lowe's One-Way Outbound Carrier of the Year
•United Sugar Producers & Refiners Carrier of the Year
•Mark Anthony Carrier of the Year
•Uber Freight Carrier of the Year
•Henkel Carrier Base Logistics Award - Asset Excellence (3rd Quarter)
•Smartway - High Performer
•Logistics Management Quest for Quality Award (our 19th award in the last 21 years)
•TCA Safety Awards
•Wreaths Across America Honor Fleet (our 9th Year)

Operating revenue excluding fuel surcharge revenue, adjusted operating income, and adjusted operating ratio are non-GAAP financial measures and are not intended to replace financial measures calculated in accordance with GAAP. These non-GAAP financial measures supplement our GAAP results. We believe that using these measures affords a more consistent basis for comparing our results of operations from period to period. The information required by Item 10(e) of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934 and Regulation G under the Securities Exchange Act of 1934, including a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP, is included in the table at the end of this press release.

This press release may contain statements that might be considered as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as “seek,” “expects,” “estimates,” “anticipates,” “projects,” “believes,” “hopes,” “plans,” “goals,” “intends,” “may,” “might,” “likely,” “will,” “should,” “would,” “could,” “potential,” “predict,” “continue,” “strategy,” “future,” “ensure,” “outlook,” and similar terms and phrases. In this press release, the statements relating to freight supply and demand, our ability to react to and capitalize on changing market conditions, the expected impact of operational improvements and strategic changes, progress toward our goals, deployment of cash reserves, future capital expenditures, future dispositions of revenue equipment and gains therefrom, future operating ratio, and future stock repurchases, dividends, acquisitions, and debt repayment are forward-looking statements. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties, and undue reliance should not be placed on such statements. Actual events may differ materially from those set forth in, contemplated by, or underlying such statements as a result of numerous factors, including, without limitation, those specified in the Company's Annual Report on Form 10-K for the year ended December 31, 2022 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2023. The Company assumes no obligation to update any forward-looking statements, which speak as of their respective dates.

Contact: Heartland Express, Inc. (319-645-7060) Mike Gerdin, Chief Executive Officer Chris Strain, Chief Financial Officer

HEARTLAND EXPRESS, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
OPERATING REVENUE	$295,026	$273,976	$932,111	$613,073

OPERATING EXPENSES:
Salaries, wages, and benefits	$118,923	$97,429	$362,566	$221,935
Rent and purchased transportation	26,674	17,046	88,285	20,921
Fuel	55,809	53,412	163,205	125,170
Operations and maintenance	16,596	12,273	47,669	23,419
Operating taxes and licenses	5,400	4,343	16,400	10,905
Insurance and claims	9,330	10,794	30,766	22,699
Communications and utilities	2,496	1,876	8,051	4,080
Depreciation and amortization	51,113	34,789	147,919	82,408
Other operating expenses	17,190	14,108	51,443	32,150
Gain on disposal of property and equipment	(1,065)	(6,836)	(15,873)	(92,806)

	302,466	239,234	900,431	450,881

Operating (loss) income	(7,440)	34,742	31,680	162,192

Interest income	276	537	1,352	943
Interest expense	(6,067)	(2,345)	(18,254)	(2,520)

(Loss) Income before income taxes	(13,231)	32,934	14,778	160,615

Federal and state income taxes	(2,528)	8,519	5,098	42,520

Net (loss) income	$(10,703)	$24,415	$9,680	$118,095

(Loss) Earnings per share
Basic	$(0.14)	$0.31	$0.12	$1.50
Diluted	$(0.14)	$0.31	$0.12	$1.50

Weighted average shares outstanding
Basic	79,021	78,937	79,003	78,933
Diluted	79,103	78,974	79,069	78,962

Dividends declared per share	$0.02	$0.02	$0.06	$0.06

HEARTLAND EXPRESS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)
	September 30,	December 31,
ASSETS	2023	2022
CURRENT ASSETS
Cash and cash equivalents	$20,101	$49,462
Trade receivables, net	113,945	139,819
Prepaid tires	11,884	11,293
Other current assets	20,738	26,069
Income taxes receivable	15,399	3,139
Total current assets	182,067	229,782

PROPERTY AND EQUIPMENT	1,329,717	1,282,194
Less accumulated depreciation	403,585	308,936
	926,132	973,258
GOODWILL	322,597	320,675
OTHER INTANGIBLES, NET	99,799	103,701
OTHER ASSETS	31,979	19,894
DEFERRED INCOME TAXES, NET	1,495	1,224
OPERATING LEASE RIGHT OF USE ASSETS	11,453	20,954
	$1,575,522	$1,669,488
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$60,269	$62,712
Compensation and benefits	29,922	30,972
Insurance accruals	16,058	18,490
Long-term debt and finance lease liabilities - current portion	9,131	13,946
Operating lease liabilities - current portion	7,629	12,001
Other accruals	19,215	18,636
Total current liabilities	142,224	156,757
LONG-TERM LIABILITIES
Income taxes payable	6,318	6,466
Long-term debt and finance lease liabilities less current portion	334,796	399,062
Operating lease liabilities less current portion	3,824	8,953
Deferred income taxes, net	195,300	207,516
Insurance accruals less current portion	31,930	35,257
Total long-term liabilities	572,168	657,254
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Capital stock, common, $.01 par value; authorized 395,000 shares; issued 90,689 in 2023 and 2022; outstanding 79,022 and 78,984 in 2023 and 2022, respectively	907	907
Additional paid-in capital	4,261	4,165
Retained earnings	1,056,579	1,051,641
Treasury stock, at cost; 11,667 and 11,705 in 2023 and 2022, respectively	(200,617)	(201,236)
	861,130	855,477
	$1,575,522	$1,669,488

(1)

GAAP to Non-GAAP Reconciliation Schedule:
Operating revenue excluding fuel surcharge revenue, adjusted operating income, and adjusted operating ratio reconciliation (a)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(Unaudited, in thousands)		(Unaudited, in thousands)

Operating revenue	$295,026	$273,976	$932,111	$613,073
Less: Fuel surcharge revenue	42,928	47,468	134,077	107,814
Operating revenue, excluding fuel surcharge revenue	252,098	226,508	798,034	505,259

Operating expenses	302,466	239,234	900,431	450,881
Less: Fuel surcharge revenue	42,928	47,468	134,077	107,814
Less: Amortization of intangibles	1,301	1,026	3,902	2,221
Less: Acquisition-related costs	—	1,149	—	2,254
Less: Gain on sale of a terminal property	—	—	—	(73,175)
Adjusted operating expenses	258,237	189,591	762,452	411,767

Operating (loss) income	(7,440)	34,742	31,680	162,192
Adjusted operating (loss) income	$(6,139)	$36,917	$35,582	$93,492

Operating ratio	102.5%	87.3%	96.6%	73.5%
Adjusted operating ratio	102.4%	83.7%	95.5%	81.5%

(a) Operating revenue excluding fuel surcharge revenue, as reported in this press release is based upon operating revenue minus fuel surcharge revenue. Adjusted operating income as reported in this press release is based upon operating revenue excluding fuel surcharge revenue, less operating expenses, net of fuel surcharge revenue, non-cash amortization expense related to intangible assets, acquisition-related legal and professional fees, and the gain on sale of a terminal property. Adjusted operating ratio as reported in this press release is based upon operating expenses, net of fuel surcharge revenue, amortization of intangibles, acquisition-related costs, and the gain on sale of terminal property, as a percentage of operating revenue excluding fuel surcharge revenue. We believe that operating revenue excluding fuel surcharge revenue, adjusted operating income, and adjusted operating ratio are more representative of our underlying operations by excluding the volatility of fuel prices, which we cannot control, and removes items resulting from acquisitions or one-time transactions that do not reflect our core operating performance. Operating revenue excluding fuel surcharge revenue, adjusted operating income, and adjusted operating ratio are not substitutes for operating revenue, operating income, or operating ratio measured in accordance with GAAP. There are limitations to using non-GAAP financial measures. Although we believe that operating revenue excluding fuel surcharge revenue, adjusted operating income, and adjusted operating ratio improve comparability in analyzing our period-to-period performance, they could limit comparability to other companies in our industry if those companies define such measures differently. Because of these limitations, operating revenue excluding fuel surcharge revenue, adjusted operating income, and adjusted operating ratio should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.